EXHIBIT 99.1

PRESS RELEASE

August 5, 2005

CRESCENT BANKING COMPANY

P.O. Box 668, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND ANNOUNCES EARNINGS

Crescent Banking Company, Jasper, Georgia (Nasdaq Small Cap–CSNT) (the “Company”) is pleased to announce that its Board of Directors has declared the Company’s 35th consecutive quarterly cash dividend on its common stock. The dividend of $.09 per share, an increase of 6% over last quarter’s dividend, is payable on August 31, 2005 to holders of record on August 19, 2005.

The Company’s net income for the six months ended June 30, 2005 totaled $1.9 million, which represented net income per share on a basic and a fully diluted basis of $0.77 and $0.75, respectively. In comparison, the Company had net income for the six months ended June 30, 2004 of $980,815, which represented net income per share on both a basic and a fully diluted basis of $0.32 per share. The net income for the first six months of 2005 represents an increase of 95% from the same period in 2004.

The Company’s net income for the quarter ended June 30, 2005 totaled $899,752, which represented net income per share on a basic and a fully diluted basis of $0.36 and $0.35, respectively. In comparison, the Company had net income for the quarter ended June 30, 2004 of $641,683, which represented net income per share on a basic and a fully diluted basis of $0.25 and $0.24, respectively. The second quarter 2005 net income represents an increase of 40% from the same period in 2004.

Community Banking Business

The Company’s loan portfolio increased from $433.4 million at December 31, 2004 to $571.7 million at June 30, 2005, a $138.3 million or 32% increase. This increase consisted of growth of $87.3 million of organic growth and $51 million as the result of the acquisition of Futurus Financial Services, Inc. During the second quarter 2005, the Company opened its full service office in Adairsville. Additionally, the Company began the construction of its full service office at 500 Canton Road in Cumming. The Company anticipates starting construction on its full service office at the corner of Ragsdale Road and Highway 92 in Woodstock in the third quarter and its full service office at the corner of Reinhardt College Parkway and Riverstone Boulevard in Canton in the fourth quarter.

Don Boggus, the Company’s President, stated: “Our financial performance continued at a record level. We are very pleased with our 95% increase in net income compared to the same period of 2004 as well as our organic loan growth at an annualized rate of 40%. Our expansion strategy is working well as we begin to see the earnings results of our growth. We continue to be excited about building a community banking franchise with a very attractive geographic footprint.”

Discontinued Wholesale Mortgage Business

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business. While the discontinued operations did not affect income in the first six months of 2005, the Company continues to maintain a reserve for the recourse liability to third parties with respect to certain loans sold by the Company’s former wholesale mortgage business prior to the disposition of that business. At June 30, 2005, the Company has indemnified the purchaser of approximately $7.6 million of mortgage loans sold with recourse pursuant to previous loan sale agreements, compared to $8.0 million as of December 31, 2004. In the event that the purchasers of these loans experiences losses with respect to these loans, the Company will be required to indemnify the purchasers for its losses or to repurchase the loans from the purchasers. Net losses, charged to the reserve, on indemnified loans totaled $360,548 in the first six months of 2005. The reserve for recourse liability at June 30, 2005 was $3.4 million and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. The two loans that were indemnified in the first quarter of 2005 were closed in 2002. The Company’s highest levels of mortgage production in its history were in 2002 and 2003, and therefore, we could see an increase in indemnified loans in 2005. If the balance of indemnified loan increases significantly, then the Company could have to increase its recourse liability reserve, and our provisions for contingency losses will increase.

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $661.5 million and consolidated shareholders’ equity of $53.6 million, or $20.91 per share, as of June 30, 2005. The Company had approximately 2.6 million shares of common stock outstanding at June 30, 2005. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements, including statements about the amount and timing of recourse losses and related reserves applicable to residential mortgage loans sold and the effects of the Company’s community banking expansion, including expectations of the costs and profitability of such expansion, are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described herein and in the Company’s annual report on Form 10-K for the year ended December 31, 2004 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.